                                                                    EXHIBIT 3.3


                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 11:00 AM 11/08/1991
                                                      721312012 - 2264857


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION


         Viral Control Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY pursuant to Section 242 of the General Corporation Law of the State of Delaware:

         FIRST: That at a meeting of the Board of Directors of Viral Control Technology, Inc. held on October 18, 1991 resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable, subject to the approval of such amendment by the majority of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware. The resolutions setting forth the proposed amendments are as follows:

         RESOLVED that the Restated Certificate of Incorporation of the Corporation hereby is amended by deleting the first paragraph in its entirety and substituting the following:

         "FIRST. The name of this corporation is Veridien Corporation".

         RESOLVED that the Restated Certificate of Incorporation of the Corporation hereby is further amended by adding an eighth paragraph to read as follows:

         "EIGHTH. Commencing at the Annual Meeting of stockholders held in 1991, the terms of office of the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as shall be determined by the Board of Directors. All classes shall be as nearly equal in number as possible, and no class shall include less than two nor more than four directors. Directors elected to fill a newly created directorship or other vacancies shall be classified and hold office as provided by Statute.

         The terms of office of the directors initially classified shall be as follows: (1) that of Class I shall expire at the Annual Meeting of stockholders to be held in 1992; (2) that of Class II shall expire at the Annual Meeting of stockholders to be held in 1993; and (3) that of Class III shall expire at the Annual Meeting of stockholders to be held in 1994. At each Annual Meeting of stockholders after the aforementioned initial classification, the successors to directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the third Annual Meeting following election and until a successor shall have been duly elected and shall have qualified.

         The directors of any class of directors of the Corporation may not be removed prior to the expiration date of their terms of office, except for cause and by an affirmative vote for the holders of at least seventy-five percent (75%) of the outstanding shares of all classes of capital stock of the Corporation entitled to vote for the Board of Directors at the Annual Meeting of stockholders, or at any Special Meeting of stockholders called by the Board of Directors or by the Chairman of the Board or by the Chief Executive Officer for this purpose.

         Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, repeal or adopt any provision inconsistent with this or the preceding paragraphs of this paragraph EIGHTH, shall require the affirmative vote of not less than seventy five percent (75%) of the outstanding shares entitled to vote thereon".

         SECOND: That said amendments were duly adopted on October 18, 1991, by a Written Consent of a Majority of the Stockholders, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Viral Control Technology, Inc. has caused this certificate to be signed by Wayne L. Taylor, its Executive Vice President and attested by Brent Bullock, its Secretary, this 6th day of November, 1991.



                                         By:
                                             ----------------------------------
                                             Wayne L. Taylor
                                             Executive Vice President



ATTEST:



By:
   ------------------------------
   Brent Bullock
   Secretary